UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

December 22, 2010
Date of Report (date of Earliest Event Reported)

Brazil Gold Corp.

(Formerly Dynamic Alert Limited)
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-33714	98-0430746
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
800 Bellevue Way NE, Suite 400, Bellevue, WA 98004
(Address of principal executive offices and zip code)

(425) 637-3080
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors.

On December 23, 2010, Brazil Gold Corp., a Nevada corporation (the “Company”), increased the number of members on its Board of Directors from three (3) to four (4) and appointed Mr. Leigh Freeman as a member of the Board of Directors, effective immediately.

Mr. Freeman earned a Bachelor of Science degree in Geological Engineering at the Montana College of Mineral Sciences and Technology. He also serves on the industry advisory boards for mining programs at the University of Arizona, Montana Tec, Queen’t University and the South Dakota School of Mines.

Mr. Freeman is a co-founder of Orvana Minerals Corp., which operates the largest gold mine in Bolivia and today has a market capitalization of $437 million. He also served as Chief Geophysicist for Placer Dome, a NYSE international gold mining company with annual production of approximately 3.6 million ounces of gold and one million ounces of gold equivalent copper in 2005, with reserves of 88.5 million gold equivalent ounces prior to its acquisition by Barrick Gold Corporation, for over $10 billion.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

99.1 Press Release dated December 23, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:                      December 28, 2010

BRAZIL GOLD CORP.

By:           __/s/ Thomas E. Sawyer_____
Name:  Thomas E. Sawyer
Title:           Chief Executive Officer